Exhibit 10.16

MANNING & NAPIER, INC.
2011 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of January 30, 2019, by and between Manning & Napier, Inc., a Delaware corporation (the “Company”), and Marc Mayer (the “Participant”).
W I T N E S S E T H:
WHEREAS, the Company adopted the Manning & Napier, Inc. 2011 Equity Compensation Plan (the “Plan”), which authorizes, among other things, the grant of restricted stock units (“RSUs”) pursuant to which Participants may receive shares of the Company’s Class A common stock, $.01 par value (“Class A Stock”), to officers and employees of the Company; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the RSUs set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.
2.Award. Subject to the terms and conditions of the Plan and as set forth herein, the Company hereby grants to the Participant, as of the date hereof, an award of 375,000 RSUs.
3.Status of RSUs. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, one share of Class A Stock (or securities or other property equal to the Fair Market Value thereof) on the applicable vesting date.
4.Vesting.
(a)Subject to such further limitations as are provided in the Plan and as set forth herein, the RSUs shall vest ratably with one-third of the RSUs vesting on January 30, 2019; an additional one-third of the RSUs vesting on December 31, 2019; and the remaining one-third of the RSUs vesting on December 31, 2020, provided that the Participant continues to be employed by the Company through the applicable vesting date.
(b)Notwithstanding Section 4(a) above, and subject to such further limitations as are provided in the Plan and as set forth herein, the RSUs will immediately vest upon:
(i)termination of the Participant’s employment after December 31, 2019 by reason of the Participant’s death or “Disability” (as defined in the Employment Agreement by and between the Company and the Participant, effective as of January 30, 2019 (the “Employment Agreement”));
(ii)termination of the Participant’s employment after December 31, 2019 by the Company without “Cause” (as defined in the Employment Agreement); or
(iii)the Participant’s resignation after December 31, 2019 for “Good Reason” (as defined in the Employment Agreement).
5.Dividend Equivalents. If and to the extent that the RSUs vest, additional cash payments equal to the amount of dividends, if any, which would have been paid to the Participant had shares of Class A Stock been issued in lieu of the RSUs which have vested, as well as any cash dividend for which the record date has passed but the RSU payment date has not yet occurred, will be paid at the same time as the RSUs on which the dividend equivalents are being paid. No interest shall be included in the calculation of such dividend equivalents.
6.Termination of Award.
(a)The RSUs, to the extent not previously vested and subject to the remainder of this Section 6, shall terminate and become null and void upon termination of the Participant’s employment.
(b)In the sole discretion of the Committee and without any further action by or on behalf of the Participant, upon termination of the Participant’s employment, the RSUs, to the extent not previously vested, may become vested and the Company in such case shall deliver (or cause to be delivered) the shares of Class A Stock with respect thereto.
7.Malus Clawback. If the Board or the Committee determines, in its sole discretion, that Participant engaged in fraud or misconduct as a result of which the Company is required to, or decided to, restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following: (a) immediate expiration of the RSUs, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and (b) payment or transfer to the Company of the Gain from the RSUs, where the “Gain” consists of the greatest of (i) the value of the RSUs on the grant date if within the Recovery Measurement Period, (ii) the value of the RSUs during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the shares of Class A Stock during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the shares of Class A Stock when so transferred. This remedy is in addition to any other remedies that the Company may have available in law or equity. Payment is due in cash or cash equivalents within 10 days after the Committee provides written notice to you that it is enforcing this provision. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares of Class A Stock in lieu of cash payments.

8.Non-Transferability. The RSUs, and any interest therein, shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution. The RSUs shall terminate and become null and void immediately upon the bankruptcy of the Participant, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the RSUs.
9.Stock Retention. The Participant agrees to retain and hold 100 percent of the net number of shares of Class A Stock received from the vesting and payment of the RSUs until termination of the Participant’s employment.
10.No Special Rights. Neither the granting of the RSUs nor their vesting shall be construed to confer upon the Participant any right with respect to the continuation of his employment with the Company (or any Affiliate of the Company) or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence as of the date hereof.
11.Taxes. The Participant represents and warrants that he understands the federal, state and local income tax consequences of the granting of the RSUs to the Participant and the vesting thereof. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company. To the extent that the Company is required to withhold any such taxes, the Participant may satisfy such tax withholding by one or more of the following means: (a) remitting to the Company in cash an amount sufficient to satisfy any federal, state, local or other withholding tax obligations; (b) to the extent permitted by applicable law, having the Company withhold a number of shares of Class A Stock having an aggregate Fair Market Value on the date such withholding tax obligation arises equal to an amount sufficient to satisfy any federal, state, local or other withholding tax obligations; or (c) having the Company deduct from any payments of any kind otherwise due to the Participant the aggregate amount of any federal, state, local or other withholding tax obligations, provided that if such payments are inadequate to satisfy such withholding tax obligations, or if no such payments are due or to become due to the Participant, then, the Participant agrees to provide the Company with cash funds or make other arrangements satisfactory to the Company regarding such payment. In the event that the Participant fails to make arrangements with the Company to satisfy in full its federal, state, local or other withholding tax obligations, the Company shall have the right to collect such tax withholding using the methods provided by clauses (b) and (c).
12.Restrictive Covenants. In consideration of the granting of the RSUs, the Participant agrees to be bound by the restrictive covenants set forth in the Employment Agreement. The Participant acknowledges and agrees that the provisions of this Section 12 shall survive and be enforceable by the Company after the Participant ceases to be an employee of the Company, MN Group or any of their Affiliates.
13.No Rights of Shareholder. Except as otherwise provided in Section 5 above, the Participant shall not be deemed for any purpose to be a shareholder of the Company with respect to the RSUs except to the extent that shares of Class A Stock shall have been issued to the Participant upon vesting of the RSUs.
14.Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, Attention: Secretary, and, if to the Participant, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.
15.Incorporation of Plan by Reference. The RSUs are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the RSUs shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan shall govern. The Committee shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
16.Amendment. The Committee may amend this Agreement, prospectively or retroactively, provided that the Agreement as amended is consistent with the terms of the Plan, and further provided that, other than as the Committee may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no amendment or modification may adversely affect the rights of the Participant without his or her consent. An amendment or modification of this Agreement that is necessary or appropriate to comply with applicable law or that does not adversely affect the rights of the Participant may be made without the consent of the Participant.
17.Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement of the parties hereto with respect to the matters contained herein and constitute the only agreement between the parties with respect to the matters contained herein.
18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.Acknowledgement. The Participant acknowledges receipt of a copy of the Plan.
20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Agreement overall, which shall remain in full force and effect as if the Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof
21.Section 409A. The RSUs and dividend equivalents are intended to be exempt from Section 409A of the Code, and the Plan and this Agreement shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the RSUs and dividend equivalents are exempt from Section 409A of the Code, and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of a violation of Section 409A of the Code.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
MANNING & NAPIER, INC.

By: /s/ Sarah C. Turner
    Name: Sarah C. Turner
    Title:    Corporate Secretary

PARTICIPANT

/s/ Marc Mayer
Marc Mayer